ENGLISH VERSION – 20F ITEM 19 Exhibit 4.v

Sale and Purchase of Mining Concessions Agreement

THIS AGREEMENT is made and entered in the City of Chihuahua, State of Chihuahua, Mexico on this the 18 day of May, 2004 by and between:

LILIA OLIVIA MORENO URISTA, also known as LILIA OLIVA MORENO URISTA, a citizen of México, of age, married under common regime property and her spouse JOSE GILDARDO ESTRADA RAM¥REZ appearing herein to grant spousal consent for this act, having a domicile at Gabino Barreda, No.3912, Granja Ciudad de Chihuahua, State of Chihuahua, herein acting in their own rights,

(hereinafter referred to as the "Vendor")

OF THE FIRST PART;

AND

MINERA MONTERDE S. R. L. DE C.V. a company validly subsisting and duly incorporated pursuant to the laws of the United Mexican States, herein represented by ALAN DOUGLAS HITCHBORN acting as its General Manager, holding General Powers of Attorney for Legal Representation and Collections, Acts of Administration and Domain

(hereinafter referred to as the "Purchaser"),

OF THE SECOND PART.

The appearing parties execute this Sale and Purchase Agreement to set forth the terms and conditions under which the Vendor sells to the Purchaser, and the Purchaser purchases from the Vendor, on payment of the Total Purchase Price, an undivided 100% interest, rights and title in and to the Mining Concessions (as defined here-below), free and clear of all liens, charges, encumbrances, adverse claims, rights or interest of any person.

This Agreement is entered into by the parties in accordance with the laws of the United Mexican States and, in particular, in accordance with the applicable provisions of the Mining Act and its Regulations and the Civil Code of the State of Chihuahua.

WHEREAS, the Vendor hereby warrants and represents to the Purchaser that:

(a)	she is the legal and beneficial recorded owner of an undivided 100% right, title and interest in and to the following mining exploitation concessions:

Lot Name:	Los Abuelos Fracción Este
Title Number:	218533

Proprietor(s):	Lilia Oliva Moreno Urista.
Recordation:	Book of Mining Concessions, Office of the General
Direction of Mines of the Secretariat of Economy,
Volume 333, Page 37, Registration 73.
Location:	Municipality of Guazaparez, Chihuahua.
Class:	Exploration
Term:	From 22/11/2002 to 21/11/2008

Lot Name:	Los Abuelos Fracción Oeste
Title Number:	218532
Proprietor(s):	Lilia Oliva Moreno Urista
Recordation:	Book of Mining Concessions, Office of the General
Direction of Mines of the Secretariat Economy.
Volume 333, Page 36, Registration 72.
Location:	Municipality of Guazaparez, Chihuahua.
Class:	Exploration
Term:	From 22/11/2002 to 21/11/2008

(hereinafter collectively referred to as the "Mining Concessions")

(b)	she possesses the legal capacity and competence required to enter into this Agreement and to perform the obligations herein contained,

(c)	the execution and performance of this Agreement will not conflict with or result in any breach of any covenants, agreements or other instrument whatsoever to which she is a party,

(d)	as of the date hereof, the Mining Concessions are (a) validly subsisting, (b) in good standing in respect to the obligations set forth in article 27 of the Mining Act and (c) free and clear of:

(1) any liens, charges, encumbrances, adverse claims, rights or interest of any person,

(2) any affectations or limitations of ownership of whatsoever nature,

(3) judicial or arbitration proceedings or any proceeding that may render the cancellation, nullity or inexistence of the rights attached thereto,

(4)
the juridical effects of any exploration or exploitation agreement, option, promise to contract, unlimited association, society or joint venture agreement or any agreement or juridical act that may impede, affect or prohibit the execution or performance of the obligations hereunder, whether registered or not at the Mines Recorders Office of the Federal Bureau of Mines of the United Mexican States;

WHEREAS, the Purchaser hereby warrants and represents to the Vendor that:

(a)	it is a limited liability corporation duly incorporated and validly subsisting pursuant to the laws of the United Mexican States,

(b)
it possesses the legal capacity required under Mexican law to hold as proprietor the ownership rights in and to mining concessions located within the territory of the United Mexican States, pursuant to article 11 of the Mining Act.

(c)
the powers and authority granted to its representative herein appearing in its name and behalf are sufficient in accordance with the law for the execution hereof and said powers and authority have not, as of the date hereof, been revoked, amended or limited in any manner whatsoever,

(d)	the execution and performance of this Agreement will not conflict with or will result in the breach of any agreement to which it is a party or by which it is currently bound;

NOW THEREFORE, in consideration of the mutual warranties and representations herein contained, the parties have caused the execution of this Sale and Purchase of Mining Concessions Agreement as follows:

1.              SALE AND PURCHASE. The Vendor hereby sells to the Purchaser, and the Purchaser hereby purchases as proprietor from the Vendor, an undivided one hundred percent (100%) rights, interest and title in and to the Mining Concessions (Los Abuelos Fracción Este no. 218533 and Los Abuelos Fracción Oeste, título no.218532) free and clear of all liens, charges, encumbrances, adverse claims, rights or interest of any person and with no reservation of any right or action of any nature whatsoever.

2.              TRANSFER OF TITLE. The parties covenant and agree that on payment of the Total Purchase Price by the Purchaser, all of the Vendors' rights, interests and title in and to the Mining Concessions subject matter hereof are transferred from the Vendors to the Purchaser on the date of signing of this Agreement.

3.              PURCHASE PRICE. The purchase price agreed by the parties for the purchase of an undivided one hundred percent (100%) interest, rights and title to the Mining Concessions is the amount of $1,000.00 (ONE THOUSAND PESOS 00/100) plus applicable Value Added Tax (hereinafter, the "Total Purchase Price"). The Purchaser hereby pays to the Vendor, and the Vendor hereby receives in full satisfaction from the Purchaser the Total Purchase Price.

3.1.           This instrument duly signed by the parties shall constitute a receipt in full satisfaction by the Vendor of the Total Purchase Price.

4.              PAYMENT; TAX PROVISIONS. The Total Purchase Price shall be paid in accordance with the Value Added Tax Act (IVA) and the Income Tax Act (ISR) of Mexico. The Vendor shall deliver to the Purchaser an invoice (factura) for each payment received on account of the Total Purchase Price, containing all fiscal requirements set out in applicable law.

5             . OBLIGATIONS. The Vendor shall do all such further acts and execute and deliver all such further deeds, documents and assurances that in the opinion of the Purchaser are required, necessary or prudent under Mexican law to complete the registration of this Agreement at the Mines Recorders´ Office of the Federal Bureau of Mines of the Secretariat of Economy of Mexico.

6.              APPLICABLE LAW AND TRIBUNALS. This Agreement shall be construed and regulated by the provisions of the Mining Act of Mexico and its Regulations, the Code of Commerce and the Civil Code of the State of Chihuahua, Mexico. The parties hereto agree that the state and federal tribunals with competent jurisdiction in and for the City of Chihuahua, State of Chihuahua shall have the authority to resolve any dispute, suit or claim arising under, or the interpretation or construction of, this Agreement. The parties hereby renounce to the jurisdiction of any other tribunal or court to whose jurisdiction they might have a right to, by virtue of their current or future domiciles or by provision of any law currently or in the future in force and effect.

7.              NOTICES. Any notice or notification given or required to be given between the parties as a result of the application of this Agreement shall be given in writing and it shall be addressed to the latest domiciles set out by the parties under this Agreement, which domiciles are, until further notice is given, as follows:

If to Vendors:
Attention: Lilia Oliva Moreno Urista
                    Ing. Gilberto Estrada Ramírez.
Calle Gabino Barreda No. 3912, Colonia Granja
Chuhuahua, Chihuahua.

If to Purchaser:
Minera Monterde S. DE R.L. DE C. V.
Attention: General Manager
Arizona No. 2055, Colonia Las Aguilas,
Chihuahua, Chihuahua.
C. P. 31327
Tel. (01614) 410 54 03

7.1.              All Notices shall be given (i) by personal delivery, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested or by commercial courier. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication, on the next business day following actual receipt of the mailed confirmation, and (iii) if solely by mail or by commercial carrier, on the next business day after actual receipt. A Party may change its address by Notice to the other Party.

8.              LANGUAGES.- The parties sign and approve this Agreement in the English and Spanish languages. The parties agree that in the event of discrepancy between the two versions, the Spanish version shall prevail. The parties acknowledge to having obtained sufficient independent legal advice and to having read and understood (through their respective appointed interpreters and legal counsel) the legal effects and validity of this Agreement in both the Spanish and English versions. The English version is attached as schedule C hereto and made part hereof for all corresponding legal effects.

9.              WHOLE AGREEMENT.- This Agreement and schedule A (English Version) attached hereto, and the documents delivered as set forth hereunder, constitute the entire understanding of the parties in respect to the subject matter hereof, and they cancel and supersede any other agreement, contract or letter of intent that they may have executed, either verbally or in writing, in respect to the said subject matter.

In witness whereof, the parties hereto after having read and understood the legal effects and validity of the premises set forth above, have caused this Agreement to be executed on the date and place first above written.

THE "VENDOR"

"Lilia Olivia Moreno Uritsa"
LILIA OLIVIA MORENO URISTA also known as
LILIA OLIVA MORENO URISTA
IN HER OWN RIGHTS

"Jose Gildardo Estrada Ramirez"
JOSE GILDARDO ESTRADA RAMIREZ
IN HIS OWN RIGHTS

THE "PURCHASER"

MINERA MONTERDE S. R. L. DE C.V.

"Alan Douglas Hitchborn"
PER: ALAN DOUGLAS HITCHBORN
GENERAL MANAGER